Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies		Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com	--or--	ssmith@akamai.com
AKAMAI ANNOUNCES CLOSING OF PUBLIC OFFERING
CAMBRIDGE, MA — November 3, 2005 — Akamai Technologies, Inc. (NASDAQ: AKAM), today announced it has completed the previously-announced public offering of 12,000,000 shares of its common stock.
Deutsche Bank Securities Inc. acted as the underwriter for the offering.
A copy of the final prospectus relating to these securities may be obtained from Deutsche Bank Securities Inc. (60 Wall Street, New York, New York, 10005).
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,800 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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